Exhibit 2.1

EXECUTION VERSION

THIRD AMENDMENT TO MERGER AGREEMENT

This THIRD AMENDMENT TO MERGER AGREEMENT (this “Amendment”), dated as of March __1___, 2024, is entered into by and among (i) NewGenIvf Limited, a Cayman Islands exempted company (the “Company”), (ii) certain shareholders of the Company (each, a “Principal Shareholder” and collectively the “Principal Shareholders”), (iii) A SPAC I Acquisition Corp., a British Virgin Islands business company (“Parent”), (iv) A SPAC I Mini Acquisition Corp., a British Virgin Islands business company (“Purchaser”) and (v) A SPAC I Mini Sub Acquisition Corp., a Cayman Islands exempted company and wholly-owned subsidiary of Purchaser (the “Merger Sub”).

RECITALS

WHEREAS, the Company, the Principal Shareholders, Parent, Purchaser and the Merger Sub entered into that certain Merger Agreement dated as of February 15, 2023, as amended by the First Amendment to Merger Agreement dated as of June 12, 2023, as amended by the Second Amendment to Merger Agreement dated as of December 6, 2023 (together with the amendments, the “Merger Agreement”);

WHEREAS, Section 14.2 of the Merger Agreement provides that the Merger Agreement may be amended by a writing signed by each of the Purchaser Parties (prior to the Reincorporation Effective Time), the Company and the Principal Shareholders;

WHEREAS, the Parent and the Company have entered into an acknowledgement agreement dated March __1__, 2024 (the “Acknowledgement Agreement”) with Chardan Capital Markets, LLC (“Chardan”), pursuant to which, among others, Chardan is expected to receive a total of (i) US $1,000,000 in cash and (ii) 1,500,000 Purchaser Ordinary Shares (the “Representative Shares”);

WHEREAS, the Parent, the Company, the Purchaser and the Merger Sub have entered into a securities purchase agreement dated February 29, 2024 (the “Securities Purchase Agreement”) with certain investors named therein (collectively, the “Investors”) whereby, among others, the Investors are expected to be issued 295,000 Purchaser Class A Ordinary Shares (the “Commitment Shares”) in further consideration for entry into the Securities Purchase Agreement; and

WHEREAS, the parties hereto wish to make certain amendments to the Merger Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises, the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to them in the Merger Agreement.

2.	Amendments.

2.1	Definitions.

(a) Section 1.66 of the Merger Agreement is amended and restated in its entirety to read as follows:

“1.66 ‘Registration Rights Agreement’ means the agreement governing the resale of the Closing Payment Shares and the Additional Closing Shares, in the form attached hereto as Exhibit D.”

(b) The following definitions are hereby added in the appropriate place in the Merger Agreement:

“1.10(a) ‘Commitment Shares’ means 35,500 Company Shares issued to JAK Opportunities VI LLC in connection with a securities purchase agreement dated February 29 2024 entered into among the Purchaser, the Parent, the Company, the Merger Sub and certain investors named therein.”

2.2	Consideration. Article IV of the Merger Agreement is amended as follows:

(a)	Section 4.1(a) of the Merger Agreement is amended and restated in its entirety as follows:

“(a) Conversion of Ordinary Share. At the Effective Time, by virtue of the Acquisition Merger and without any action on the part of the Parent, the Purchaser, the Merger Sub, the Company or the Shareholders of the Company, (i) each Company Share issued and outstanding immediately prior to the Effective Time (other than the Company Shares issued by the Company following the date of this Agreement (i.e., February 15, 2023) (the “Additional Shares”), including the Commitment Shares, and the Excluded Shares and Dissenting Shares, each as defined below) shall be canceled and automatically converted into the right to receive, without interest, the applicable portion of the Closing Payment Shares for such number of Company Shares (the “Applicable Per Share Merger Consideration”) as specified on Exhibit B hereto and (ii) each Additional Share (including Commitment Share) issued and outstanding immediately prior to the Effective Time shall be canceled and automatically converted into the right to receive the number of Purchaser Class A Ordinary Shares as specified on Exhibit B (the “Additional Closing Shares”). For avoidance of any doubt, each Shareholder of the Company will cease to have any rights with respect to the Company Shares, except the right to receive the applicable Purchaser Ordinary Shares pursuant to this Agreement.”

Section 4.1(h) of the Merger Agreement is amended and restated in its entirety as follows:

“(h) Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding securities of the Company, the Parent Ordinary Shares or the Purchaser Ordinary Shares shall occur (other than the issuance of additional shares of the Company or Purchaser or Parent as permitted by this Agreement, including, without limitation, the issuance of the Additional Closing Shares), including by reason of any reclassification, recapitalization, share split (including a reverse share split), or combination, exchange, readjustment of shares, or similar transaction, or any share dividend or distribution paid in shares, the Closing Payment Shares and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change; provided, however, that this sentence shall not be construed to permit Parent, Purchaser or the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.”

2.3	Share Capital. Section 5.5(a) of the Merger Agreement is amended and restated in its entirety as follows:

“(a) Share Capital. The authorized share capital of the Company is $50,000, divided into 5,000,000 ordinary shares of a nominal or par value $0.01 each (the “Company Shares”), 601,830 of which were issued and outstanding as of the date of this Agreement (i.e., February 15, 2023) and 733,623 of which are issued and outstanding as of the Closing Date. No Company Share is held in its treasury. All of the issued and outstanding Company Shares have been duly authorized and validly issued, duly registered, are fully paid and non-assessable, and are not subject to any preemptive rights or have been issued in violation of any preemptive or similar rights of any Person. All of the issued and outstanding Company Shares are owned legally and beneficially by the Persons set forth on Exhibit B. The only Company Shares that will be issued and outstanding immediately after the Closing will be the Company Shares owned by the Purchaser. No other class in the share capital of the Company is authorized or issued or outstanding.”

2.4	Amendment of Exhibit B of the Merger Agreement. The information set forth on Exhibit B of the Merger Agreement is deleted and replaced in its entirety with the information set forth on Annex 1 attached hereto.

3.	No Other Amendments; Effect of Amendment. Except for the amendments expressly set forth in this Amendment, the Merger Agreement shall remain unchanged and in full force and effect. This Amendment shall form a part of the Merger Agreement for all purposes, and the parties thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the parties hereto, any reference to the Merger Agreement shall be deemed a reference to the Merger Agreement as amended hereby. This Amendment shall be deemed to be in full force and effect from and after the execution of this Amendment by the parties hereto.

4.	Incorporation by Reference. Each of the provisions under Article XII (Dispute Resolution), Section 14.8 (Governing Law) and Section 14.9 (Counterparts; Facsimile Signatures) of the Merger Agreement shall be incorporated into this Amendment by reference as if set out in full herein, mutatis mutandis.

5.	Further Assurance. Each party hereto shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions and matters contemplated by this Amendment.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

Parent:

A SPAC I ACQUISITION CORP.

By:	/s/ Claudius Tsang
	Name:	Claudius Tsang
	Title:	CEO

Purchaser:

A SPAC I MINI ACQUISITION CORP.

By:	/s/ Claudius Tsang
	Name:	Claudius Tsang
	Title:	Authorised signatory

Merger Sub:

A SPAC I MINI SUB ACQUISITION CORP.

By:	/s/ Claudius Tsang
	Name:	Claudius Tsang
	Title:	Authorised signatory

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

Company:

NewGenIvf Limited

By:	/s/ Alfred Siu
	Name:	Alfred Siu
	Title:	Director

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

Principal Shareholders:

By:	/s/ Siu Wing Fund, Alfred
Siu Wing Fund, Alfred

By:	/s/ Fong Hei Yue, Tina
Fong Hei Yue, Tina

ANNEX 1

EXHIBIT B

Merger Consideration

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